Exhibit 99.1

CITIZENS HOLDING COMPANY BOARD OF DIRECTORS

ANNOUNCES THE CITIZENS BANK OF PHILADELPHIA REVERSE STOCK SPLIT

PHILADELPHIA, MISSISSIPPI (October 27, 2006) – Citizens Holding Company (the “Company”; AMEX: CIZ - news), announced that the Board of Directors of The Citizens Bank of Philadelphia, Mississippi, the Company’s 97.86 percent-owned subsidiary (the “Bank”), unanimously approved on October 24, 2006 the declaration of a 1-for-1000 reverse stock split. After the reverse stock split, the Bank will be a wholly-owned subsidiary of the Company. The Company expects that the reverse stock split will streamline the Bank’s accounting, create greater flexibility for dividends from the Bank to the Company and eliminate an obsolete aspect of the Bank’s capital structure.

The reverse stock split will be effected by issuing one share of common stock of the Bank for every 1,000 shares outstanding prior to the reverse stock split. The reverse stock split will be effective on January 1, 2007. The Bank will pay cash in lieu of any fractional shares in an amount equal to the fair market value of such fractional share as determined by a certified independent appraisal. The Bank expects to pay approximately $2.99 million for such fractional shares on January 1, 2007, which cash will be drawn from available cash on hand. The Company does not anticipate that the cash paid to redeem fractional shares will materially affect the Company’s ability to pay dividends to its shareholders.

In connection with the reverse stock split, the Board of Directors of the Bank has determined to reduce the number of authorized shares of the Bank’s common stock from 120,000 shares to 120 shares. To effect this reduction, the shareholders of the Bank must approve an amendment to the Bank’s Articles of Incorporation. A special meeting of the shareholders of the Bank will be held on December 19, 2006 for the purpose of approving such amendment. The record date for such meeting is the close of business on November 7, 2006.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding Citizens Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com